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                                                                       Exhibit 5
                                                                       ---------

                  [VORYS, SATER, SEYMOUR AND PEASE LETTERHEAD]



                                  June 5, 1997

Board of Directors
R. G. Barry Corporation
13405 Yarmouth Road, N.W.
Pickerington, OH  43147

Gentlemen:

         We are familiar with the proceedings taken and proposed to be taken by
R. G. Barry Corporation, an Ohio corporation (the "Company"), in connection with the institution of the R. G. Barry Corporation 1997 Incentive Stock Plan (the "Plan"), the granting of options to purchase common shares, par value $1.00 per share (the "Common Shares"), of the Company, the granting of stock appreciation rights ("SARs") pursuant to the Plan, the issuance and sale of Common Shares of the Company upon exercise of options and SARs to be granted under the Plan, and the granting of restricted share awards under the Plan, all as described in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on June 6, 1997. The purpose of the Registration Statement is to register 450,000 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the Plan; (c) the Company's Articles of Incorporation, as amended; (d) the Company's Regulations, as amended; and (e) certain proceedings of the directors and of the shareholders of the Company. We have also relied upon such representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.


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Board of Directors
R. G. Barry Corporation
June 5, 1997
Page 2


         We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

         Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the 450,000 Common Shares of the Company to be registered under the Registration Statement have been issued and delivered by the Company upon the exercise of options under the Plan against payment of the purchase price therefor, upon exercise of SARs under the Plan and upon grant of restricted share awards under the Plan, in each case in accordance with the terms of the Plan, said Common Shares will be validly issued, fully paid and non-assessable, assuming compliance with applicable federal and state securities laws.

         Our opinion is limited to the General Corporation Law of Ohio in effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

         Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein.

                                            Very truly yours,

                                            /s/ VORYS, SATER, SEYMOUR AND PEASE

                                            VORYS, SATER, SEYMOUR AND PEASE